AMENDED SCHEDULE A

To the

Master Services Agreement

between

Valued Advisers Trust

and

Ultimus Fund Solutions, LLC

Dated April 12, 2018

Updated May 7, 2021

Fund Portfolios by fiscal year end

Fiscal Year End January 31

Belmont Theta Income Fund

Channing Intrinsic Value Small-Cap Fund

Summitry Equity Fund

Fiscal Year End May 31

BFS Equity Fund

LS Opportunity Fund

Fiscal Year End October 31

Dana Epiphany ESG Equity Fund

Dana Large Cap Equity Fund

Dana Epiphany ESG Small Cap Equity Fund

Foundry Partners Fundamental Small Cap Value Fund

Green Owl Intrinsic Value Fund

SMI Dynamic Allocation Fund

SMI 50/40/10 Fund

Sound Mind Investing Fund